                                                                    EXHIBIT 12.1



                               CODA ENERGY, INC.
                      STATEMENT OF COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                                           Historical                  Pro Forma
                                       Historical                 ----------------------------  -------------------------
                         ----------------------------------------    47 Days       44 Days        Year       Three Months
                                     Years Ended December 31,         Ended         Ended         Ended         Ended
                         ----------------------------------------  February 16,    March 31,    December 31,   March 31,
                            1991    1992    1993    1994    1995      1996           1996          1995          1996
                           ------ -------  ------ ------- ------- -------------  -------------  ------------ ------------
RATIO OF EARNINGS
 TO FIXED CHARGES
 Earnings:
  Net Income (loss)
   before income taxes     $  917 $(1,141) $3,652 $ 5,910 $ 8,957     $(1,809)     $(83,051)       $(7,069)    $ (283)
  Interest Expense          2,420   2,752   4,834   5,281   8,676       1,102         2,087         18,563      4,300
                           ------ -------  ------  ------ -------     -------      --------        -------     ------
                           $3,337  $1,611  $8,486 $11,191 $17,633     $  (707)     $(80,964)       $11,494     $4,017
                           ======  ======  ====== ======= =======     =======      ========        =======     ======
 Fixed charges:
  Interest Expense         $2,420  $2,752 $4,834  $ 5,281 $ 8,676     $ 1,102      $  2,087        $18,563     $4,300
  Rental Expense
   Interest factor            ---     ---    ---      ---     ---         ---           ---            ---        ---
                           ------  ------ ------  ------- -------     -------      --------        -------     ------
                           $2,420  $2,752 $4,834  $ 5,281 $ 8,676     $ 1,102      $  2,087        $18,563     $4,300
                           ======  ====== ======  ======= =======     =======      ========        =======     ======

 Ratio of Earnings
  to fixed charges           1.4x   (/1/)   1.8x     2.1x    2.0x       (/1/)         (/1/)          (/1/)      (/1/)
                           ======  ====== ======  ======= =======     =======      ========        =======     ======

(/1/) For the historical periods ended December 31, 1992, February 16, 1996 and March 31, 1996, earnings were inadequate to cover fixed charges by $1.1 million, $1.8 million and $83.1 milion, respectively. Pro forma earnings for the year ended December 31, 1995 and the three months ended March 31, 1996 were inadequate to cover fixed charges by $7.1 million and $283, respectively.